As filed with the Securities and Exchange Commission on January 29, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

DEFI DEVELOPMENT CORP.

(Exact name of Registrant as specified in its charter)

Delaware	83-2676794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6401 Congress Avenue, Suite 250

Boca Raton, FL 33487

(Address of Principal Executive Offices, including zip code)

DEFI DEVELOPMENT CORP. (FORMERLY JANOVER INC.) 2023 EQUITY INCENTIVE PLAN

DEFI DEVELOPMENT CORP. 2025 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Joseph Onorati

Chief Executive Officer and Chairman

DeFi Development Corp.

6401 Congress Avenue, Suite 250

Boca Raton, FL 33487

(561) 559-4111

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Allison Handy

Kelly Reinholdtsen

Perkins Coie LLP

1301 Second Avenue, Suite 4200

Seattle, Washington 98101

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DeFi Development Corp. (the “Registrant”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the following shares of common stock, par value of $0.00001 per share (the “Common Stock”), of the Registrant:

(1)	the offer and sale of up to 2,396,784 shares of Common Stock available for issuance under the DeFi Development Corp. (formerly Janover Inc.) 2023 Equity Incentive Plan, as amended and restated as of December 18, 2025 (the “2023 Plan”), of which 1,500,000 shares are available for issuance pursuant to a share increase approved by the stockholders at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) and 896,784 shares are available for issuance pursuant to the automatic annual share increase under the 2023 Plan that became effective on January 1, 2026; and

(2)	the offer and sale of up to 399,464 shares of Common Stock for issuance under the DeFi Development Corp. 2025 Employee Stock Purchase Plan (the “2025 ESPP”), of which 250,000 shares are available for issuance in connection with stockholder approval of the 2025 ESPP at the Annual Meeting and 149,464 shares became available for issuance pursuant to the automatic annual share increase under the 2025 ESPP that became effective on January 1, 2026.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 27, 2025, as amended on Form 10-K/A, filed on May 16, 2025;

(2)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, filed on May 14, 2025, June 30, 2025, filed on August 14, 2025, and September 30, 2025, filed on November 19, 2025 ;

(3)	the Registrant’s Current Reports on Form 8-K filed on April 7, 2025, April 10, 2025, April 15, 2025, April 23, 2025, April 24, 2025, May 5, 2025, May 9, 2025, May 21, 2025, June 3, 2025, June 5, 2025, June 12, 2025, July 7, 2025, July 8, 2025, July 14, 2025, July 17, 2025, July 21, 2025, July 29, 2025, July 31, 2025, August 4, 2025, August 12, 2025, August 26, 2025 August 28, 2025, September 18, 2025, October 8, 2025, October 16, 2025, October 22, 2025, November 13, 2025, December 23, 2025, January 5, 2026 and January 29, 2026 (excluding any portions of the report deemed to have been furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(4)	the description of the Registrant’s common stock contained in a registration statement on Form 8-A, filed on July 19, 2023, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 27, 2025.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits the Registrant to eliminate the personal liability of its directors to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Under Section 145 of the DGCL, the Registrant has the power to indemnify any director, officer, employee, or agent of the Registrant, or a person serving at the request of the Registrant for another company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the Registrant, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

If a claim is not paid in full by the Registrant, the claimant may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the Registrant’s Amended and Restated Bylaws has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Registrant to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Registrant. Neither the failure of the Registrant (including its board of directors (“Board”), legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Registrant (including its Board, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Indemnification shall include payment by the Registrant of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that it will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that it shall advance expenses incurred by a director or officer in defending or otherwise participating in a proceeding to the fullest extent permitted by applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

Exhibit Number	Description
5.1+	Opinion of Perkins Coie LLP regarding legality of the common stock being registered
23.1+	Consent of dbbmckennon
23.3+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1+	Power of Attorney (see signature page)
99.1	DeFi Development Corp. (formerly Janover Inc.) 2023 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41748), filed with the SEC on December 23, 2025).
99.2	DeFi Development Corp. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-41748) filed with the SEC on December 23, 2025).
107+	Filing fee table

+	Filed herewith

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 29th day of January, 2026.

DEFI DEVELOPMENT CORP.

By:	/s/ Joseph Onorati
Joseph Onorati Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph Onorati and Fei (John) Han, or any of them, as his or her true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution, for such person in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact, proxy and agent, or any substitute of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joseph Onorati	Chairman of the Board, Chief Executive Officer and President	January 29, 2026
Joseph Onorati	(Principal Executive Officer)

/s/ Fei (John) Han	Chief Financial Officer	January 29, 2026
Fei (John) Han	(Principal Financial Officer and Principal Accounting Officer)

/s/ Blake Janover	Director and Chief Commercial Officer	January 29, 2026
Blake Janover

/s/ William Caragol	Director (Independent)	January 29, 2026
William Caragol

/s/ Zachary Tai	Director (Independent)	January 29, 2026
Zachary Tai

/s/ Thomas Perfumo	Director (Independent)	January 29, 2026
Thomas Perfumo

/s/ Hadley Stern	Director (Independent)	January 29, 2026
Hadley Stern

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